Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2008 Equity Incentive Plan, the 2013 Equity Incentive Plan, and the 2013 Employee Stock Purchase Plan of Nimble Storage, Inc. of our report dated August 19, 2013, with respect to the consolidated financial statements of Nimble Storage, Inc. included in Amendment No. 4 to the Registration Statement (Form S-1 No. 333-191789) and related Prospectus of Nimble Storage, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

December 12, 2013